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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE
April 26, 2002

                     QUEPASA.COM, INC. HOLDS ANNUAL MEETING;
                        SHAREHOLDERS ELECT NEW DIRECTORS

         PHOENIX -- April 26, 2002 -- quepasa.com, inc. (Pink Sheets: PASA) today announced that its shareholders elected two of its original co-founders, Jeffrey Peterson and Michael Silberman, in addition to Mark Kucher, Raymond Duch, and Brian Lu, to quepasa's Board of Directors. The new directors were elected at quepasa's annual shareholder meeting by the affirmative vote of 67% of the outstanding capital stock of quepasa, with less than 3% of the outstanding capital stock voting against the election of the new directors. None of quepasa's prior directors stood for re-election.

Contact information:

         quepasa.com, inc.
         Ana Romero: (602) 351-8320